Exhibit 10.4

NORTECH SYSTEMS INCORPORATED

Change of Control Agreement

This Change of Control Executive Severance Agreement is entered into as of                           , by and between Nortech Systems Incorporated, a Minnesota Corporation (the Corporation) and                            (the Executive).

Preamble

The Executive is a key member of the management of the Corporation.  It is desirable and in the best interests of the Corporation and its shareholders to provide an inducement for the Executive to remain in the service of the Corporation in the event of any proposed or anticipated Change of Control (as hereinafter defined) in the Corporation, as well as to provide an orderly transition.

The Corporation wishes to provide economic security for the Executive after a Change of Control.

The following provisions have been approved by the Board of Directors of the Corporation and apply only after a Change of Control.

1.     Agreement Duration

The Agreement will remain in force unless the Executive terminates his/her employment, or the Corporation terminates the employment of the Executive prior to a Change of Control.

2.    Change of Control

A Change of Control shall be deemed to have occurred if—

a.   A majority of the directors of the Corporation are not the persons for whom election proxies have been solicited by the Board of the Corporation or, who are then serving as directors appointed by the Board to fill vacancies on the Board (caused by death or resignation, excluding removal), or to fill new directorships; or

NORTECH SYSTEMS INCORPORATED

b.   Forty-nine percent or more of the outstanding voting stock of the Corporation is acquired or beneficially owned (as defined in Rule 13d-3 under the Securities Exchange Act of 1934, as amended, or any successor thereto) by any person (excluding the Corporation, Executive, any member of the Board of Directors, or group of persons acting in concert); or

c.   The shareholders of the Corporation approve an agreement to merge or consolidate the Corporation with or into another corporation, sell or otherwise dispose of all or substantially all of the assets of the Corporation.

3.     Agreement Life Cycle

The provisions of this Plan will remain in force for three years after a Change of Control occurs, after which this Agreement shall terminate and be or no further and effect.

4.     Amendment or Termination of the Agreement.

The Corporation may not amend or terminate this Agreement at any time prior to or after a Change of Control.

5.    Constructive Involuntary Termination

Duties and responsibilities must remain the same in scope, dimension, and activity as prior to any Change of Control.

A constructive voluntary distribution is deemed to have occurred if—

a.              The Executive is given diminished responsibilities, title, or status.

b.              The Executive’s compensation is reduced.

c.               The Executive is not eligible for incentive compensation of any kind for which he/she was eligible prior to the Change of Control, or the level of this participation is reduced.

d.              The Executive’s benefit coverage of any kind is reduced or eliminated except as might apply to all other employees.  This would pertain to qualified benefit plans as any nonqualified, supplemental benefit programs in force at the time of the event.

e.               The Executive’s participation in the Corporation perquisite program is reduced or eliminated.

f.                The Executive’s office position is changed to a location greater than 50 miles from the location of the Executive’s office prior to the Change of Control.

g.               The Executive’s employment is terminated after a Change of Control.

6.    Termination for Cause

A successor corporation can terminate the Executive for cause.  The term “cause” shall mean and be limited to an act or acts committed by the Executive constituting a felony and that is substantially detrimental to the successor corporation or its reputation.  A termination for cause will result in the Executive receiving no benefit under the terms of this Agreement.

7.    Voluntary Termination

A voluntary termination will have occurred if the Executive resigns from the successor corporation under conditions other than as specified in Sections 5 and 6 hereof. Such a termination will result in the Executive receiving no benefit under the terms of this Agreement.

8.    Severance Award

If the Executive is involuntarily terminated after a Change of Control, the following provisions apply:

a.              The Executive will continue to receive, in equal monthly payments, the base salary and annual bonus in effect at the time of the involuntary termination for a period of 36 months, or the Executive may elect to  receive an equal lump sum payment.  It is not the intent that this  payment will constitute a “parachute payment” as defined in Section  280G of the Internal Revenue Code of 1986 (the Code).  Such   payment and/or other benefits or payments shall be reduced to the  largest aggregate amount that will result in no portion thereof being  subject to the excise tax imposed under Section 4999 of the Code (or  any successor provision thereto) or being nondeductible to the Corporation for federal income tax purposes pursuant to Section  280G of the Code (or any successor thereto).  The Executive will  determine which payments or benefits are to be reduced to conform  to this provision.

b.              The Executive will continue to participate until the end of the   Agreement Life Cycle in any health, disability, and life insurance plan  in which the Executive was participating prior to the termination as if  the Executive was still an employee of the Corporation.  If the   Executive’s participation in any of these plans is prohibited, the  Corporation at its sole expense shall arrange to provide the   Executive with benefits substantially similar to those which the   Executive is entitled to receive under such plans.  The Executive shall remain responsible for that portion of the costs of such plans for which the Executive was responsible prior to termination.

c.               The Executive will continue to participate until the end of the   Agreement Life Cycle in any perquisite program (auto, country club,  dining club physical, tax planning, etc.) in which the Executive was  participating before the termination.  If this is not possible, the   Corporation shall arrange at its sole cost to provide an equivalent  benefit.  The Corporation may elect, but only with the Executive’s  consent, to substitute a cash payment equivalent to the projected  value of the perquisite over the Agreement Life Cycle.

9.    Legal Fees and Expenses

The Corporation shall also promptly reimburse the Executive for all legal fees and expenses incurred by the Executive as a result of an involuntary termination after a Change of Control, including but not limited to all such fees and expenses incurred in contesting the termination or in seeking to enforce any right or benefit provided by this Agreement.

10.    Successors and Assigns

This Agreement shall be binding upon and inure to the benefit of the successors of the Corporation.  The Executive shall have no right to assign, pledge, or otherwise dispose of or transfer any interest in this Agreement or any part thereof.

11.     Severability

If any portion of this Agreement is held to be invalid or unenforceable for any reason, it is hereby agreed that such invalidity or unenforceability shall not affect the other portions of this Agreement and that the remaining covenants, terms, and conditions shall remain in full force and effect and any court of competent jurisdiction may so modify the objectionable provisions as to make it valid and enforceable.

12.    Governing Law

This Agreement shall be construed in accordance with the laws of the State of Minnesota.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

NORTECH SYSTEMS INOCORPORATED

By
President and Chief Executive Officer